EXHIBIT 99.1


           Dobson Communications Completes Private Offering of 8 7/8%
                              Senior Notes Due 2013

OKLAHOMA CITY, Sept. 26, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) today announced that it had completed its private offering of $650 million aggregate principal amount of 8 7/8% Senior Notes due 2013. The net proceeds from the offering, together with borrowings under a new $700 million credit facility that the Registrant expects to finalize in October 2003, will be used to refinance and replace the existing credit facilities of the Registrant's subsidiaries, to fund the repurchase of Dobson/Sygnet 12 1/4% senior notes, to fund the repurchase of a portion of Dobson's outstanding 12 1/4% senior preferred stock, and for general corporate purposes.

Dobson announced earlier today that its wholly owned subsidiary, Dobson Cellular Systems Inc., has received a commitment for the new $700 million secured credit facility, consisting of a $550 million, 6.5-year senior secured term loan B facility and a $150 million, 6-year senior secured revolving credit facility. Completion of the credit facility is subject to a satisfactory definitive agreement and customary closing conditions.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Registrant's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Registrant's overall business and financial performance can be found in the Registrant's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.


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CONTACT:
Dobson Communications
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820